Exhibit 10.33

Woodward, Inc.

2017 Omnibus Incentive Plan

ROIC Performance Restricted Stock Unit Grant Notice

Woodward, Inc., a Delaware corporation (the “Company”), hereby grants to the Participant an award of ROIC Performance Restricted Stock Units (the “Award” or “PSUs”) under the Company’s 2017 Omnibus Incentive Plan (the “Plan”) in accordance with and subject to the terms and conditions of this ROIC Performance Restricted Stock Unit Grant Notice (this “Grant Notice”), the ROIC Performance Restricted Stock Unit Agreement (the “Agreement”) and the Plan. Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement or the Plan, as applicable, which are incorporated herein by reference.

Participant Name:

Grant Date:

Target Number of PSUs:

The Participant represents that he or she is familiar with the terms and provisions of this Grant Notice, the Agreement and the Plan, and by accepting this Award agrees to the terms and provisions hereof and thereof. The Participant has reviewed this Grant Notice, the Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Award and fully understands all provisions of this Grant Notice, the Agreement and the Plan.

Exhibit 10.33

Woodward, Inc.

2017 Omnibus Incentive Plan

ROIC Performance Restricted Stock Unit Agreement

This ROIC Performance Restricted Stock Unit Agreement (this “Agreement”) is made between the Company and the Participant specified in the accompanying Grant Notice, effective as of the Grant Date set forth therein. References herein to this Agreement shall be deemed to include the Grant Notice unless the context clearly requires otherwise.

1. Grant of PSUs. The Company hereby grants to the Participant PSUs on the Grant Date subject to the terms and conditions of this Agreement and the Plan. The number and kind of shares subject to this grant of PSUs are subject to adjustment as provided by the Plan.

2. Vesting of PSUs.

A.
General. The PSUs shall vest contingent on the Participant’s continued service with the Company from the Grant Date through the third anniversary of the Grant Date (as defined below) and the achievement of specified performance criteria (the “Performance Goal”) as set forth in further detail below. The number of PSUs that will vest and become payable, if any, under this Agreement shall be determined by the Administrator based on the level of achievement of the Performance Goal and shall be rounded to the nearest whole PSU.

B.
Performance Period. The period during which the Performance Goal may be achieved is the Company’s fiscal year in which the Grant Date occurs and the immediately following two subsequent fiscal years (such period being the “Performance Period”).

C.
Performance Goal. The Performance Goal applicable to the PSUs relates to the return on invested capital (“ROIC”) achieved by the Company during each of the Company’s fiscal years listed above. The specific method for determining the Company’s ROIC is set forth in Exhibit A.

D.
Determining the Number of PSUs that Vest. The number of PSUs that will vest, if any, will be determined according to the methodology set forth in Exhibit A.

E.
Dividend Equivalents. The Participant will have no rights as a holder of the Shares subject to the PSUs granted hereunder unless and until issued to the Participant in settlement thereof. The Vested PSUs (as defined in Exhibit A), if any, will be credited with Dividend Equivalents. “Dividend Equivalents” shall mean the cash dividend the Participant would have received in connection with the aggregate of each Vested PSU if the Shares subject to each such Vested PSU had been held by the Participant between the grant date and the settlement date, all as determined by the Administrator. The Dividend Equivalents, if any, shall be deemed to be reinvested in additional Shares (which may thereafter accrue additional Dividend Equivalents). All Dividend Equivalents, if any, will vest after

Exhibit 10.33

the third anniversary of the Grant Date, contingent on (i) the Participant’s continued service with the Company from the Grant Date through such third anniversary, and (ii) the achievement of the Performance Goal, and will otherwise be subject to the same conditions applicable to the underlying PSUs. Unless expressly provided otherwise, as used elsewhere in this Agreement “PSUs” shall include any Dividend Equivalents that have been credited to Participant.

F.
Certification. The achievement of the Performance Goal will be measured on an annual basis and certified in writing (“Certification”) by the Administrator following completion of each fiscal year during the Performance Period with final Certification to occur no later than sixty (60) days following the third anniversary of the Grant Date. In the event of a Change in Control after the Performance Period while this Award of PSUs remains outstanding, the Administrator will complete the Certification prior to the completion of such Change in Control.

G.
PSUs that Do Not Vest. Any PSUs that have not vested as of the end of the Performance Period in accordance with this Agreement (as evidenced by the Certification) will be forfeited immediately and automatically as of such time and the Participant’s right to acquire any Shares subject to such unvested PSUs will simultaneously terminate.

3. Termination as a Service Provider.

A.
Voluntary Termination of Service. If the Participant ceases to be a Service Provider due to the Participant’s voluntary termination of service prior to becoming eligible for Retirement (as defined below) and prior to the third anniversary of the Grant Date, then all PSUs granted hereunder shall immediately be forfeited and canceled.

B.
Termination by the Company Other Than for Cause. In the event the Company terminates the Participant’s status as a Service Provider for any reason other than Cause prior to the third anniversary of the Grant Date, and provided that such Participant is not eligible for Retirement as of the termination date, the Participant’s payout, if any, will equal (i) the Participant’s Target Number of PSUs multiplied by a fraction the numerator of which equals the number of days that the Participant was a Service Provider from the Grant Date through the termination date and the denominator of which equals 1095, multiplied by (ii) the Funding Percentage determined according to Exhibit A.

C.
Termination While Retirement Eligible. If the Participant ceases to be a Service Provider for any reason other than a termination by the Company for Cause while eligible for Retirement (as defined hereunder) prior to the first anniversary of the Grant Date, and subject to Sections 3(D) and 3(E), the Participant’s payout, if any, will equal (i) the Participant’s Target Number of PSUs multiplied by a fraction, not greater than 1, the numerator of which equals the number of days that the Participant was a Service Provider from the Grant Date through the termination date and the denominator of which equals 365, multiplied by (ii) the Funding Percentage determined according to Exhibit A.

Exhibit 10.33

If the Participant ceases to be a Service Provider for any reason other than a termination by the Company for Cause while eligible for Retirement (as defined hereunder) on or after the first anniversary of the Grant Date but prior to the third anniversary of the Grant Date, and subject to Sections 3(D) and 3(E), the Participant’s payout, if any, will equal the number of PSUs earned pursuant to actual achievement of the Performance Goal during the Performance Period (and for the avoidance of doubt, without proration).

If the Participant is an Employee (including an Employee who subsequently becomes a Consultant), “Retirement” for purposes of this Agreement shall mean termination as a Service Provider, other than for “Cause”, after achieving any of the following: (a) the Participant is at least age 55 with 10 years of service as a Service Provider, (b) the Participant is at least age 65 (with no minimum years of service requirement), or (c) the Participant first becomes an Employee when he or she is age 55 or older and the Participant thereafter achieves 2 or more years of service as a Service Provider. Notwithstanding any of the foregoing, the following shall be disregarded in determining the number of years of service completed for purposes of determining Retirement eligibility of the Participant: (A) any period of service as a Consultant prior to becoming an Employee; and (B) if a Participant terminates his or her employment with the Company and all affiliates and is subsequently reemployed by the Company or an affiliate following a period of 12 months or longer, any period of service completed prior to such termination. The definition of Retirement for purposes of this Agreement will not have any effect under other Company plans or programs.

D.
Death of Participant. If the Participant dies prior to the third anniversary of the Grant Date, either while a Service Provider or after a termination while eligible for Retirement, then on the date of the Participant’s death all outstanding PSUs shall immediately vest based on the greater of (i) actual performance for any completed fiscal years plus target performance for any fiscal years not completed, or (ii) target performance over the entire Performance Period (and for the avoidance of doubt, without proration).

E.
Disability of Participant. If, prior to the third anniversary of the Grant Date, the Participant ceases to be a Service Provider by reason of Disability of the Participant (as determined by the Administrator), or if the Participant’s status as a Service Provider was initially terminated while eligible for Retirement, and the Participant subsequently suffers a Disability (as determined by the Administrator), then on the date of the Participant’s termination by reason of Disability or, provided such Disability constitutes a “disability” within the meaning of Section 409A (as defined below), on the date of the Participant’s Disability following a termination while eligible for Retirement, as the case may be, all of the outstanding PSUs shall immediately vest based on the greater of (i) actual performance for any completed fiscal years plus target performance for any fiscal years not completed, or (ii) target performance over the entire Performance Period (and for the avoidance of doubt, without proration).

Exhibit 10.33

F.
Termination for Cause. If the Participant’s status as a Service Provider is terminated for Cause prior to Certification, the PSUs shall be forfeited upon the earlier of the receipt by the Participant of notice of such termination of Service Provider status or the effective date of such termination of Service Provider status. For purposes of this Agreement, “Cause” shall mean the occurrence, prior to any termination of a Participant’s status as a Service Provider, of any one or more of the following: (i) the Participant’s willful and continued failure to substantially perform the Participant’s duties with the Company (other than any such failure resulting from the incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Company (or in the case of the Company’s officers, the Administrator) believes that the Participant has not substantially performed the Participant’s duties, and the Participant has failed to remedy the situation within fifteen (15) business days of such written notice from the Committee, (ii) the Participant’s commission of an act materially and demonstrably detrimental to the financial condition and/or goodwill of the Company or any of its subsidiaries, which act constitutes gross negligence or willful misconduct by the Participant in the performance of the Participant’s material duties to the Company or any of its subsidiaries, (iii) the Participant’s commission of any material act of dishonesty or breach of trust resulting or intended to result in material personal gain or enrichment of the Participant at the expense of the Company or any of its subsidiaries; or (iv) the Participant’s conviction of a felony involving moral turpitude, but specifically excluding any conviction based entirely on vicarious liability. No act or failure to act will be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company.

G.
Change in Control. If a Change in Control occurs during the Performance Period and the Administrator determines that the PSUs have been assumed or substituted in accordance with Section 14.3 of the Plan, then as of the effective date of the Change in Control, the performance conditions applicable to the PSUs shall be deemed waived and the PSUs shall be deemed to have been earned (and eligible to vest) based on the greater of (i) actual performance for any completed fiscal years plus target performance for any fiscal years not completed, or (ii) target performance over the entire Performance Period (such higher number of PSUs, the “CIC Earned PSUs”).

Notwithstanding anything to the contrary in this Agreement, in the event of (i) a Change in Control, and (ii) the termination of the Participant’s status as a Service Provider by the Company (or any Parent or Subsidiary) without Cause (as defined in Paragraph 3(F)) or by the Participant for Good Reason (as defined below) within the time period beginning on the date that is three (3) months prior to the Change in Control and ending on the date that is twenty-four (24) months following a Change in Control, then the Participant will immediately vest in the CIC Earned PSUs. For purposes of this Agreement, if the Participant is an Employee, then “Good Reason” means without the Participant’s express written consent, the occurrence of any one or more of the following (whether on account of a single

Exhibit 10.33

action or a series of actions): (i) the material diminution in the Participant’s authorities, duties or responsibilities as an employee of the Company, (ii) the Company’s requiring the Participant to have a principal job location in excess of fifty (50) miles from the location of the Participant’s principal job location at any time during the 12 month period immediately preceding the Change in Control; except for required travel on the Company’s business to an extent substantially consistent with the Participant’s then present business travel obligations, (iii) a reduction by the Company of the Participant’s regular annual rate of pay which the Participant is receiving as base salary by more than 10%, (iv) a reduction by the Company of more than 10% in the Participant’s overall compensation, including short and long term incentive compensation opportunities (including, but not limited to, equity compensation awards at target grant date fair value), employee benefits and retirement plans, policies, practices or other compensation arrangements in which the Participant participates, or (v) a material breach of this Agreement by the Company. Unless the Participant becomes Disabled, the Participant’s right to terminate employment for Good Reason shall not be affected by such person’s incapacity due to physical or mental illness. A termination of employment by the Participant for one of the reasons set forth in subparagraphs (i) through (v), above, will not constitute “Good Reason” unless, within the 90 day period immediately following the occurrence of such Good Reason event, the Participant has given written notice to the Company specifying the event or events relied upon for such termination, the Company has not remedied such event or events within 30 days of the receipt of such notice and the Participant resigns within six months following the occurrence of the Good Reason event or at such later time as the Participant and the Company mutually agree (it being understood that the parties consider any effects of Section 409A, if applicable, before reaching agreement).

For the avoidance of doubt, if at any time following a Change in Control, the Participant ceases to be a Service Provider due to the events set forth in Paragraphs 3(B) (that is not otherwise covered by the paragraph above), 3(C), 3(D), or 3(E) above then the applicable vesting treatment and payment timing set forth above shall continue to apply, provided that such vesting treatment (including proration) and/or payment timing shall be applied with respect to the CIC Earned PSUs.

4. Payment after Vesting. Subject to Section 10, any PSUs that vest will be paid to the Participant (or in the event of the Participant’s death, to his or her properly designated beneficiary or estate) in whole Shares. Such vested PSUs shall be paid in whole Shares as soon as practicable, but in each such case within sixty (60) days following the third anniversary of the Grant Date. In no event will (i) the Participant be permitted, directly or indirectly, to specify the taxable year of payment of any PSUs payable under this Agreement, or (ii) payment of any vested PSUs be made after the applicable short-term deferral period under Section 409A. Notwithstanding the foregoing, in the event a Participant’s employment terminates due to an event described in Section 3(D), (E) or (G), the Company shall pay any amounts payable under this Agreement as soon as practicable, but in all cases within sixty (60) days following the occurrence of such event.

Exhibit 10.33

5. Assignment or Transfer. Except to the limited extent provided in Section 16, this grant as it pertains to unvested PSUs, and the rights and privileges conferred thereby, will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any unvested PSUs, or any right or privilege conferred thereby, or upon any attempted sale under any execution, attachment or similar process, any unvested PSUs, and the rights and privileges conferred thereby, immediately will become null and void.

6.
Plan and Administrator. The construction of the terms of this Agreement shall be controlled by the Plan and the rights of the Participant are subject to modification and termination in certain events as provided in the Plan. The Administrator’s interpretations of and determinations under any of the provisions of the Plan or this Agreement shall be conclusive and binding upon the Participant and any person claiming under or through the Participant. Subject to Section 17.1 of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall prevail. Neither the Administrator nor any person acting on behalf of the Administrator will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

7.
Compliance with Securities Laws. No Shares shall be issued in respect of any PSUs, unless in compliance with applicable federal and state securities laws. If an exemption from registration is not available under applicable federal and state securities laws, the Company shall have no obligation to file a registration statement. The Administrator may place any legends on Shares, require the Participant to deliver representations, place restrictions on resale or take such other actions as it determines necessary or appropriate to comply with federal and state securities laws.

8.
Notice. All notices or other communication relating to this Agreement shall be in writing and shall be considered duly given when mailed or delivered to the party for whom it is intended at such address as may from time to time be designated by such party. All notices to the Company should be mailed to the attention of its Corporate Secretary at 1081 Woodward Way, Fort Collins, Colorado 80524, and all notices to the Participant may be given to the Participant personally or may be mailed to the Participant at the most recent address which the Participant has provided in writing to the Company.

9.
Consent to Electronic Delivery. The Company may choose to deliver certain materials relating to the Plan in electronic form. By accepting this PSU Award, the Participant agrees that the Company may deliver these materials in an electronic format. If at any time the Participant would prefer to receive paper copies of these documents, as the Participant is entitled to, the Company would be pleased to provide copies free of charge. Please contact the Company’s stock plan administrator to request paper copies of these documents.

10.
Tax Obligations. The Company shall deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy all Tax Obligations by all legal means, including, but not limited to, withholding from the Participant’s wages, salary or other cash compensation, withholding from any cash proceeds (if any) received upon the sale of any Shares received in payment for the PSUs and, at the time of payment, withholding Shares to meet Tax Obligations, prior to the issuance and delivery of any Shares acquired pursuant to the settlement of the PSUs granted hereunder, in accordance with Section 16 of the Plan. To the extent applicable, the Participant authorizes the Company to satisfy any tax withholding obligation arising upon the lapse of any risk of forfeiture (including FICA due upon such lapse) by accelerating the settlement and withholding of the number of Shares subject to the PSUs

Exhibit 10.33

required to satisfy such tax withholding obligation (including the additional FICA tax and income tax withholding attributable to the pyramiding of FICA tax and income tax withholding due to the foregoing payments). The Company may withhold Shares up to the maximum statutory tax rates for the applicable jurisdictions. Any Shares sold or withheld pursuant to this Section shall be exempt from Section 16 pursuant to Rule 16b-3.

11. Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (including through electronic delivery to a brokerage account). After such issuance, recordation, and delivery, the Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

12.
No Guarantee of Continued Service. The Participant understands and agrees that this Agreement does not impact the right of the Company or any of its affiliates employing or engaging the services of the Participant to terminate or change the terms of the Participant’s employment or other service at any time for any reason, with or without Cause. The Participant understands and agrees that the Participant’s employment or other service with the Company or any of its affiliates is on an “at‑will” basis.

13.
Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of the Participant’s death before the Participant receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the stock plan administrator during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

14.
Severability. In the event any provision of this Agreement is held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, which shall nonetheless remain in full force and effect. Upon any determination that any provision is invalid, illegal or incapable of being enforced, such provision shall be modified to the extent necessary to render it valid, legal and enforceable while preserving its intent, or if such modification is not possible, by substituting therefor another provision that is legal and enforceable and that achieves substantially the same objective; provided, however, that if neither modification nor substitution is possible, then such provision shall be deemed severed form this Agreement without affecting the remaining provisions hereof.

15.
No Waiver. Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing such provision or any other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

16.
Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall be binding on of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns. The rights and

Exhibit 10.33

obligations of the Participant under this Agreement may only be assigned with the prior written consent of the Company.
17.
Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

18.
Amendment, Suspension or Termination of the Plan. The Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Administrator at any time.

19.
Modifications to the Agreement. Modifications to this Agreement can be made only in an express written contract executed by a duly authorized officer of the Company and the Participant. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this Award of PSUs.

20.
Governing Law; Venue. This Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. For purposes of litigating any dispute that arises under these PSUs, this Agreement, or the Plan, the parties hereby submit to and consent to the jurisdiction of the State of Colorado, and agree that such litigation will be conducted in the courts of Denver County, Colorado, or the United States federal courts for the District of Colorado, and no other courts, where this Agreement is made and/or to be performed.

21.
Section 409A. It is the intent of this Agreement that all payments and benefits to U.S. taxpayers hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the PSUs provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. To the extent required to be exempt from or comply with Section 409A, references to the Participant’s termination as a Service Provider or similar phrases used in this Agreement will mean the Participant’s “separation from service” within the meaning of Section 409A. Each payment payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). However, in no event will the Company reimburse, or be otherwise responsible for, any taxes or costs that may be imposed on the Participant or any other person as a result of Section 409A. For purposes of this Agreement, “Section 409A” means Section 409A of the Code, and any final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

Notwithstanding anything in the Plan or this Agreement or any other agreement (whether entered into before, on or after the Grant Date), if the vesting of the balance, or some lesser portion of the balance, of the PSUs is accelerated in connection with the Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to the Participant’s death, and if (x) the Participant is a U.S. taxpayer and a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated PSUs would result in the imposition of additional tax under Section 409A if paid to the Participant on or within the six (6) month period following the Participant’s termination as a Service Provider, then the payment of such accelerated PSUs will not be made until the date six (6) months and one (1) day following the date of the Participant’s

Exhibit 10.33

termination as a Service Provider, unless the Participant dies following his or her termination as a Service Provider, in which case, the PSUs will be paid in Shares to the Participant’s estate as soon as practicable following his or her death.

22.
Entire Agreement; Order of Precedence. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and the Participant. For the avoidance of doubt, nothing in this Agreement shall be a basis for providing or calculating severance or similar pay, unless required by Applicable Laws. Notwithstanding the foregoing, (i) the terms of any Executive Severance and Change in Control Agreement (or similar agreement, plan or program) shall be incorporated into this Agreement to the extent necessary to give such arrangement effect, and (ii) any amounts payable under this Agreement are subject to any compensation recovery or clawback policy the Company may adopt from time to time to the extent covered by the terms and conditions of such policy.